Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Golden Minerals Company’s Registration Statements on Form S-3, as amended (File Nos. 333-167026, 333-172363, 333-179993, 333-189693, 333-200555, 333-213268, 333-220457, 333-235376, 333-249210, and 333-249218), on Form S-8 (File Nos. 333-159096, 333-165933, 333-170891, 333-176915, 333-190542, 333-200557, 333-211348, 333-231264, 333-235375, and 333-249213) and on Form S-1 (File No. 333-225483) of our report dated February 18, 2021, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ Plante & Moran, PLLC
Plante & Moran, PLLC

February 18, 2021

Denver, Colorado